UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2021

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32639	36-3898269
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities filed pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	TGTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Loan and Security Agreement

On December 30, 2021, TG Therapeutics Inc. (“TG” or the “Company”), entered into an Amended and Restated Loan and Security Agreement (the “Amendment”) with Hercules Capital, Inc., a Maryland corporation (“Hercules”), the proceeds of which will be used for its ongoing research and development programs, commercialization activities and for general corporate purposes. The Amendment amended the terms of that certain Loan and Security Agreement, dated as of February 28, 2019, by and among the Company and Hercules (the “Loan Agreement”) to, among other things, (i) increase the aggregate principal amount of the loan, available at the Company’s option, from $60.0 million to $200.0 million, (ii) issue a first advance of $70.0 million drawn at the closing date, a portion of which was used to refinance the current outstanding loan balance of approximately $7.8 million, (iii) change the draw amounts and dates available in Tranche 2 through Tranche 4 including increasing the amount available under Tranche 2 subject to the achievement of performance milestones from $10.0 million to $20.0 million, increasing the amount available under Tranche 3 subject to the achievement of performance milestones from $10.0 million to $45.0 million, and increasing the amount under Tranche 4 subject to the approval of Hercules’ investment committee from $10.0 million to $65.0 million, (iv) extend the maturity date of the facility from the original March 1, 2022 to January 1, 2026, (v) reset and extend the interest only period from April 1, 2021 to February 1, 2025 and extendable to August 1, 2025 subject to the achievement of certain performance milestones, and (vi) modify the cash interest rate to be the greater of either (a) the “prime rate” as reported in The Wall Street Journal plus 2.15%, and (b) 5.40%. The performance milestones are based on achievement of certain U.S. Food and Drug Administration approvals and impact the potential extension of the interest only period, access to future advances under the Loan Agreement and minimum cash levels required under the Loan Agreement.

The Amendment contains financial covenants from and after October 15, 2022 that require the Company to maintain certain levels of unrestricted cash and additional financial covenants related to market capitalization and unrestricted cash commencing on July 1, 2023 at any time when the term loan advances made under the Loan Agreement are greater than $70 million.

The Amendment also contains warrant coverage of 2.95% of the total amount funded. A warrant (the “Warrant”) was issued by the Company to Hercules to purchase 115,042 shares of common stock with an exercise price of $17.95 for the initial amount funded at closing. The Warrant shall be exercisable for seven years from the date of issuance. Hercules may exercise the Warrant either by (a) cash or check or (b) through a net issuance conversion.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the First Amendment to be filed as an exhibit to the Company’s next Form 10-K to be filed with the U.S. Securities and Exchange Commission.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG THERAPEUTICS, INC.
(Registrant)

Date: January 4, 2022	By:	/s/ Sean A. Power
	Name:	Sean A. Power
	Title:	Chief Financial Officer